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                                                                    EXHIBIT 23.4

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation of our report dated June 10, 2003, with respect to the combined balance sheets of Philips Speech Processing Telephony and Voice Control (a division of Royal Philips Electronics N.V.) as of December 31, 2002 and 2001, and the related combined statements of operations and comprehensive loss, changes in the net investment of the Philips Group, and cash flows for each of the years in the two-year period ended December 31, 2002, which appear in the Current Report on Form 8-K/A filed by ScanSoft, Inc. on June 20, 2003 and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG Accountants N.V.


Eindhoven, The Netherlands
October 14, 2003